UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Dec. 3, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY	75-0575400
(a New Mexico corporation)
Tyler at Sixth
Amarillo, Texas 79101
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In December 2014, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a retail electric rate case in Texas seeking an overall increase in annual revenue of approximately $64.8 million, or 6.7 percent. The filing was based on a historic test year ending June 2014, adjusted for known and measurable changes, a return on equity (ROE) of 10.25 percent, an electric rate base of approximately $1.6 billion and an equity ratio of 53.97 percent.

SPS is seeking a waiver of the Public Utility Commission of Texas (PUCT) post-test year adjustment rule which would allow for inclusion of $392 million (SPS total company) additional capital investment for the period July 1, 2014 through Dec. 31, 2014.

The PUCT Staff, industrial customers, the Alliance of Xcel Municipalities and the Office of Public Utility Counsel filed direct testimony in May 2015 raising issues with the proposed increase. In June 2015, SPS filed rebuttal testimony supporting a revised rate increase of approximately $42.1 million, or 4.4 percent.

In October 2015, the administrative law judges (ALJs) issued their Proposal for Decision (PFD) and recommended a rate increase of approximately $14.4 million.

On Dec. 3, 2015, the PUCT discussed the contested issues during its open meeting. Decisions included:

•
Disallowance of SPS’ proposed adjustment to jurisdictional allocation factors to reflect Golden Spread Electric Cooperative, Inc.'s wholesale load reductions from 500 megawatts (MW) to 300 MW, effective June 1, 2015;

•	Disallowance of incentive compensation;

•	Equity ratio of 51.00 percent instead of the actual 53.97 percent; and

•	ROE of 9.70 percent.

The following table reflects the positions of PUCT Staff, SPS, the ALJs and the preliminary estimate of the PUCT’s decision:

	PUCT	SPS Rebuttal	ALJs’	PUCT
(Millions of Dollars)	Staff	Testimony	PFD (a)	Decision (a)
SPS’ revised rate request	$58.9	$58.9	$42.1	$42.1
Investment for capital expenditures — post-test year adjustments	(23.8)	—	(8.9)	(8.9)
Lower ROE	(12.1)	—	(6.3)	(6.3)
Lower capital structure	—	—	—	(3.7)
Annual incentive compensation	—	—	(0.2)	(2.9)
O&M expense adjustments	(7.9)	(1.6)	(4.6)	(4.6)
Depreciation expense	—	—	(2.7)	(2.7)
Property taxes	(4.4)	(1.8)	(0.9)	(0.9)
Revenue adjustments	—	—	(1.1)	(1.6)
Wholesale load reductions	(11.1)	—	—	(11.5)
Southwest Power Pool transmission expansion plan	—	(7.3)	(4.2)	(4.2)
Other, net	(2.2)	(1.8)	1.4	(1.2)
Total, gross of rate case expenses	$(2.6)	$46.4	$14.6	$(6.4)
Adjustment to move rate case expenses to a separate docket	—	(4.3)	(0.2)	(0.2)
Total, net of rate case expenses	$(2.6)	$42.1	$14.4	$(6.6)
New depreciation rates	(13.9)	(13.9)	(11.2)	(11.2)
Earnings impact	$(16.5)	$28.2	$3.2	$(17.8)

(a) The ALJs’ recommendation and the PUCT’s decision reflects proposed adjustments to SPS’ rebuttal testimony which supports a $42.1 million rate increase.

PUCT Staff will quantify the impact of the decisions on base rate revenue and provide the result to the PUCT for review at the Dec. 17, 2015 open meeting, after which the final order will be issued.

SPS plans to seek reconsideration of the PUCT decision. In addition, SPS expects to file a new rate case in the first quarter of 2016 which will incorporate provisions of legislation passed in 2015.

Earnings Guidance

Xcel Energy reaffirms its 2015 ongoing earnings guidance of $2.05 to $2.15 per share and 2016 ongoing earnings guidance of $2.12 to $2.27 per share, assuming constructive outcomes in all other regulatory proceedings.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in Xcel Energy’s and SPS’ Annual Report on Form 10-K for the year ended Dec. 31, 2014, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and SPS have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability of cost of capital; and employee work force factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dec. 8, 2015	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President, Chief Financial Officer